CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                     ULTIMATE SECURITY SYSTEMS CORPORATION,
                              a Nevada corporation


Pursuant to the provisions of the Nevada Revised Statutes, Ultimate Security Systems Corporation, a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

1. The undersigned hereby certifies that on the __ day of _________, 2002, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

To amend Article Fourth to provide that the authorized preferred stock of the corporation be changed from twelve million (12,000,000) shares with a $.01 par value to fifteen million (15,000,000) shares of preferred stock with a $.01 par value.

2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding issued and outstanding shares of the corporation entitled to vote gave their written consent to the adoption of the Amendment to Article Fourth of the Articles of Incorporation as follows:

ARTICLE FOURTH. That the total number of stock authorized that may be issued by the Corporation is SIXTY-FIVE MILLION (65,000,000) shares of stock with a $.01 par value. There shall be two classes of stock authorized, of the said shares, FIFTY MILLION (50,000,000) shall be designated as common shares and FIFTEEN MILLION (15,000,000) shall be designated as preferred shares. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Corporation's Board of Directors.

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In witness whereof, the undersigned being the Chief Executive Officer and
Secretary of Ultimate Security Systems Corporation, a Nevada corporation, hereunto affix their signatures this ___ day of __________________, 2002.

Ultimate Security Systems Corporation,
a Nevada corporation



By:                                           By:
    ----------------------------------            -----------------------------
Its:  Chief Executive Officer                 Its:   Secretary

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                                 ACKNOWLEDGEMENT
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